Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

IRIDEX CORPORATION

a Delaware corporation

IRIDEX Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), does hereby certify as follows:

A. The Company was originally incorporated under the name of Trilogy Medical Systems, Inc, and the original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on November 21, 1995.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the Board of Directors of the Company (the “Board of Directors”) and the affirmative vote of the stockholders of the Company.

C. The text of the Amended and Restated Certificate of Incorporation of the Company is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Company is IRIDEX Corporation.

ARTICLE II

The address of the Company’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Section 1. The Company is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Preferred Stock. The total number of shares of stock that the Company shall have authority to issue is 65,500,000 shares, of which 63,500,000 shares are Common Stock, $0.01 par value per share, and 2,000,000 shares are Preferred Stock, $0.01 par value per share.

Section 2. Each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders.

Section 3. One million (1,000,000) shares of the Preferred Stock are hereby designated as “Series B Preferred Stock.” The designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series B Preferred Stock are set forth on Exhibit A attached hereto. One million (1,000,000) shares of undesignated Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to any limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4. Except as otherwise required by law or provided in this Amended and Restated Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Section 5. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

Section 1. Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Company shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

ARTICLE VI

Section 1. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Company, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

Section 1. The Company is to have perpetual existence.

Section 2. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Company, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.

Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Company. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Company’s Bylaws. The Company’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Company. Notwithstanding the above or any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Company may not be amended, altered or repealed by the stockholders of the Company except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Company that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Section 4. The election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

Section 5. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

Section 1. Subject to the rights of holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Company may be effected by either a duly called annual or special meeting of stockholders of the Company or by any consent in writing by the stockholders of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Section 2. Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Company may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE IX

Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 2. Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3. The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Section 4. Neither any amendment, elimination nor repeal of any Section of this ARTICLE IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, elimination, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE XI

The Company reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, IRIDEX Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the President and Chief Executive Officer of the Company on this 11th day of June 2025.

By:	/s/ Patrick Mercer
Patrick Mercer
President and Chief Executive Officer

EXHIBIT A

designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such series of the Series B Preferred Stock

The designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of the Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) are as follows:

1. Dividends and Distributions. If, at any time or from time to time after the date of the first issuance of any shares of the Series B Preferred Stock (the “Original Issue Date”), the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company, other than in shares of Common Stock, then in each such event the dividend or other distribution, as applicable, shall be distributed pro rata among the holders of Series B Preferred Stock and Common Stock, based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Series B Preferred Stock into Common Stock at the ratio contemplated in Section 5). Notwithstanding the foregoing, the following transactions shall not be considered distributions for purposes of the foregoing provisions: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right; (iii) repurchases of capital stock of the Company in connection with the settlement of disputes with any stockholder; and (iv) any other repurchases or redemptions of capital stock of the Company approved by the holders of the Common Stock and the Series B Preferred Stock of the Company voting as separate classes.

2. Voting Rights. The holders of shares of Series B Preferred Stock shall have the following voting rights:

a. On all matters submitted to a vote of the stockholders of the Company, each share of Series B Preferred Stock shall entitle the holder thereof to that number of votes equal to the aggregate number of shares of Common Stock issuable upon the conversion of such holder’s shares of Series B Preferred Stock to Common Stock pursuant to Section 5.

b. Except as otherwise provided herein or by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

3. Reacquired Shares of Series B Preferred Stock. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled as shares of such series promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and in the Amended and Restated Certificate of Incorporation, as then amended.

4. Liquidation, Dissolution or Winding Up; Bankruptcy Events.

a. Upon any Change of Control Event (as defined below) where the proceeds are to be distributed to stockholders, the holders of shares of Series B Preferred Stock shall be entitled to receive, in preference to the holders of the Common Stock, an aggregate amount per share equal to the greater of (i) (x) ten dollars ($10.00) (the “Purchase Price”) plus (y) any declared but unpaid dividends on such shares of Series B Preferred Stock, or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock (and all shares of all other series of Preferred Stock that would receive a larger distribution per share if such series of Preferred Stock were converted into Common Stock) been converted into Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution, or winding up of the Company (the “Liquidation Preference”). All remaining assets available for distribution after the payment in full of the Liquidation Preference shall be distributed ratably to the holders of the Common Stock, pro rata based on the number of shares held by each such holder.

b. Upon any Bankruptcy Event (as defined below) where the proceeds are to be distributed to stockholders, the holders of shares of Series B Preferred Stock shall be entitled to receive, in preference to the holders of the Common Stock, an aggregate amount per share equal to the Purchase Price plus any declared but unpaid dividends on such shares of Series B Preferred Stock. All remaining proceeds from the Bankruptcy Event available for distribution after the payment in full of the payment to the holders of Series B Preferred Stock shall be distributed ratably to the holders of the Series B Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such Series B Preferred Stock as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such Bankruptcy Event.

c. For purposes of this Section 4, a “Change of Control Event” shall be deemed to be occasioned by, or to include:

i. the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares in the Company held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent);

ii. a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Company; or

iii. any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, other than a Bankruptcy Event.

d. For purposes of this Section 4, a “Bankruptcy Event” shall be deemed to be occasioned by, or to include:

i. any event in which the Company (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admits in writing its inability to pay its debts generally as they mature, (iii) makes a general assignment for the benefit of its or any of its creditors, (iv) voluntarily files a proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

ii. any event in which (i) there are proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or (ii) an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement.

e. Any payments made to the holders of Series B Preferred Stock pursuant to this Section 4 shall consist of the same form of consideration as payments, if any, made to the holders of Common Stock.

5. Conversion.

a. Optional Conversion. The holders of shares of Series B Preferred Stock will have the right to convert, at any time, such shares into a number of shares of Common Stock determined by dividing the Purchase Price by $2.00 (as adjusted for capital reorganizations, stock splits, reclassifications, etc., the “Conversion Price”).

b. [Intentionally Omitted]

c. Mechanics of Conversion.

i. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled (determined on a certificate by certificate basis), the Company shall pay cash equal to such fraction multiplied by the then fair value of a share of Common Stock as determined by the Board of Directors.

ii. Before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock pursuant to Section 5(a) above, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Upon conversion of only a portion of the number of shares of Series B Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate (or notice of uncertificated shares) covering the number of shares of Series B Preferred Stock representing the unconverted portion of the certificate so surrendered.

iii. Such conversion pursuant to Section 5(a) hereof shall not terminate the rights of the holders of Series B Preferred Stock or Common Stock issuable upon conversion of the Series B Preferred Stock to receive dividends which have been declared with respect to the Series B Preferred Stock as of a record date prior to the date of conversion. Such conversion pursuant to Section 5(a) shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

d. Conversion Price Adjustments.

i. Adjustments for Stock Dividends, Subdivisions, or Split-ups of Common Stock. If the number of shares of Common Stock outstanding at any time after the filing of this Amended and Restated Certificate of Incorporation is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, effective at the close of business upon the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, or subject to such subdivision or split-up, the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

ii. Adjustments for Combinations of Common Stock. If the number of shares of Common Stock outstanding at any time after the filing of this Amended and Restated Certificate of Incorporation is decreased by a combination of the outstanding shares of Common Stock, then, effective at the close of business upon the record date of such combination, the Conversion Price of the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

iii. Adjustments for Recapitalizations, Reclassifications, etc. If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reclassification, exchange, recapitalization, or otherwise (other than a subdivision or combination of shares provided for in Sections 5(d)(i) or 5(d)(ii) above or a reorganization, merger or consolidation for which adjustment is otherwise made in Section 5(d)(iv) below), then in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such Series B Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, exchange or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, exchange, reclassification or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

iv. Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Original Issue Date there is a reorganization of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares or other change provided for elsewhere in this Section 5(d)) or a merger or consolidation of the Company with or into another company, then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series B Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series B Preferred Stock held by them, the number of shares of stock or other securities or property of the Company, or of such successor company resulting from such reorganization, merger, or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(d)(iv) with respect to the rights of the holders of the Series B Preferred Stock after the reorganization, merger or consolidation to the end that the provision of this Section 5(d)(iv) (including adjustment of the applicable Conversion Price then in effect and number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 5(d)(iv) shall similarly apply to successive reorganizations, mergers and consolidations.

e. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series B Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price of the Series B Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Series B Preferred Stock.

6. No Redemption. The shares of Series B Preferred Stock shall not be redeemable.

7. Severability. If any term set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.